Exhibit 99.1

MeadWestvaco to Acquire Global Dispensing and Spraying Systems Manufacturer Saint-Gobain Calmar from Compagnie de Saint-Gobain for $710 Million USD

04/27/2006

Acquisition Advances MeadWestvaco’s Strategy to Deliver Comprehensive and Premium Packaging Solutions to Consumer Products Companies Worldwide

STAMFORD, Conn., April 27, 2006 – MeadWestvaco Corporation (NYSE: MWV) today announced that it has signed a definitive agreement with Compagnie de Saint-Gobain (PAR: SGO) to acquire Saint-Gobain Calmar, a leading global manufacturer of high-quality and innovative plastic dispensing and spraying systems, for $710 million in cash. The transaction, which is not contingent on financing, has been approved by the board of directors of MeadWestvaco and is expected to close in the summer of 2006.

Calmar’s strong presence in key markets in the U.S. and Europe, as well as emerging markets, complement MeadWestvaco’s goal of achieving global leadership in premium packaging and packaging solutions. The company’s customized pump and spray packaging solutions are used in a broad range of end uses, including personal care, cosmetic and fragrance, pharmaceutical, lawn and garden, home and fabric, automotive and other industrial applications. Calmar’s customers are among the most trusted consumer products companies in the world.

“Calmar is led by a proven management team and the company has a history of superior customer service, unrivaled innovation, strong financial and operating performance, and market leadership,” said John A. Luke, Jr., chairman and chief executive officer of MeadWestvaco. “This acquisition gives us solid footing in primary packaging, providing an excellent opportunity for MeadWestvaco to deliver a more comprehensive array of valuable packaging solutions to customers worldwide.”

Calmar’s revenue over the past 12 months was approximately $420 million with an EBITDA of $81 million. The company’s management team will remain in place. MeadWestvaco expects Calmar to have minimal impact on its earnings through 2006 and to be accretive to its earnings beginning in 2007.

“Adding Calmar to our existing packaging platform expands our ability to meet our customers’ global packaging needs, particularly in higher-growth emerging markets where companies are seeking a single partner to provide them with innovative and cost-effective solutions,” added Mr. Luke. “Calmar provides us with an opportunity to expand in our key current markets of pharmaceutical, personal care, and cosmetics and fragrance, while also giving us access to exciting new growth opportunities in markets such as home and fabric, and lawn and garden sectors. We welcome the dedicated and hard-working employees of Calmar to MeadWestvaco, and are confident that this combination will create more opportunities for our customers, employees and shareholders.”

About Saint-Gobain Calmar

Saint-Gobain Calmar, founded in 1946 and a wholly owned business unit of Compagnie de Saint-Gobain since 1998, is a leading global manufacturer of high-quality and innovative plastic dispensing and spraying systems. Calmar is headquartered in Grandview, Missouri; has facilities in North America, Europe, Latin America and Asia; generates sales in 43 countries; and employs approximately 2,700 people worldwide. More information about Calmar is available at www.calmar.com.

About MeadWestvaco

MeadWestvaco is a global packaging company that delivers high-value packaging solutions and products to the world’s most recognized companies in the food and beverage, media and entertainment, personal care, cosmetic and healthcare industries. The company also has market-leading positions in its Consumer & Office Products, Specialty Chemicals and Specialty Papers businesses. MeadWestvaco, with operations in more than 29 countries, has been selected for the Dow Jones Sustainability Indexes, and manages all of its forestlands in accordance with internationally recognized forest certification standards.